UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Adams Golf, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	75-2320087
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2801 East Plano Parkway

Plano, TX 75074

(Address of Principal Executive Offices)

2002 Equity Incentive Plan

(Full title of the plan)

Pamela High

Adams Golf, Inc.

2801 East Plano Parkway

Plano, TX 75074

(972) 673-9000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jon W. Newby, Esq.

Sheppard, Mullin, Richter & Hampton LLP

1901 Avenue of the Stars,

Suite 1600

Los Angeles, CA 90067

Telephone: (310) 228-3737

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE: DEREGISTRATION OF SHARES

The Registration Statement on Form S–8 (Registration No. 333-112622) (as amended, the “Registration Statement”) of Adams Golf, Inc. (“Adams Golf”), pertaining to the registration of 6,653,481 shares of Adams Golf’s common stock, par value $0.001 per share (“Shares”) (as such amounts may have increased for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend or similar adjustment to the outstanding Shares), of Adams Golf, to which this Post-Effective Amendment No. 2 relates, was originally filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2004 as amended by the Post-Effective Amendment No. 1 filed with the SEC on July 13, 2006.

Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”), Apple Tree Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Adams Golf entered into an Agreement and Plan of Merger dated as of March 18, 2012 (the “Merger Agreement”). On May 30, 2012, at a special meeting of the stockholders of Adams Golf, the stockholders of Adams Golf voted to adopt the Merger Agreement, as contemplated by the Merger Agreement.

On May 31, 2012, Adams Golf filed a Certificate of Merger with the Secretary of State of the State of Delaware to be effective as of 12:01 a.m. on June 1, 2012 (the “Effective Time”), pursuant to which Merger Sub was merged with and into Adams Golf, with Adams Golf continuing as the surviving corporation (the “Merger”). At the Effective Time, each outstanding Share, other than Shares held by Parent or Adams Golf and their affiliates, and other than Shares held by Adams Golf stockholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ and appraisal rights under Delaware law with respect to the Merger, were cancelled in exchange for the right to receive $10.80 per Share, in cash without interest and less any applicable taxes.

As a result of the Merger, Adams Golf has terminated all offerings of Shares pursuant to the Registration Statement. In accordance with an undertaking made by Adams Golf in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, Adams Golf hereby removes from registration all Shares registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on June 1, 2012.

ADAMS GOLF, INC.

By:	/s/ B.H. (Barney) Adams
B.H. (Barney) Adams
Chairman of the Board and Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on June 1, 2012.

Signature	Title
/s/ B.H. (Barney) Adams	Chairman of the Board and Interim Chief
B.H. (Barney) Adams	Executive Officer (Principal Executive Officer)

/s/ Pamela J. High	Chief Financial Officer
Pamela J. High	(Principal Financial Officer and Principal Accounting Officer)

/s/ Russell L. Fleischer	Director
Russell L. Fleischer

/s/ John M. Gregory	Director
John M. Gregory

/s/ Joseph R. Gregory	Director
Joseph R. Gregory

/s/ Mark Mulvoy	Director
Mark Mulvoy

/s/ Robert D. Rogers	Director
Robert D. Rogers